Exhibit 99.1
QR Energy Announces Appointment of Stephen A. Thorington to Board of Directors
HOUSTON, TX—(Marketwire — January 10, 2011) — QR Energy, LP, a Delaware limited partnership (NYSE: QRE), announced today that the Board of Directors of its general partner has elected Stephen A. Thorington as an independent director.
Mr. Thorington served as Executive Vice President and Chief Financial Officer of Plains Exploration & Production Company from 2002 until he retired from that position in 2006. He also served as Executive Vice President and Chief Financial Officer of Plains Resources, Inc. from 2002 until 2004. From 1999 to 2002 he was Senior Vice President-Finance & Corporate Development of Ocean Energy, Inc. and from 1996 until 1999 he was Vice President-Finance of Seagull Energy Company. Prior to 1996, Mr. Thorington was a Managing Director of Chase Securities and the Chase Manhattan Bank. Mr. Thorington has been a director of KMG Chemicals, Inc. since 2007 and a director of EQT Corporation since 2010.
Chief Executive Officer Alan Smith commented, “Steve has extensive oil and gas experience and has held key executive positions within sizeable energy corporations. His background in finance and corporate development will make him an excellent addition to our Board. He will be a meaningful contributor to QR Energy and the execution of our vision and strategy.”
About QR Energy, LP
QR Energy, LP is a publicly-traded master limited partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. The company is headquartered in Houston, Texas. For more information, visit the company’s website at www.qrenergylp.com.
This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, our business plans may change as circumstances warrant and securities of QR Energy, LP may not ultimately be offered to the public because of general market conditions or other factors.
INVESTOR CONTACTS:
Taylor B. Miele
Investor Relations Specialist
(713) 452-2990
Cedric W. Burgher
Chief Financial Officer
(713) 452-2200